Exhibit 99.1

MBIA Inc.
113 King Street, Armonk, NY 10504
Tel 914-273-4545
www.mbia.com

NEWS RELEASE

Contact:	Michael Ballinger	FOR IMMEDIATE RELEASE

(914)765 3893

MBIA TO RESTATE FINANCIAL STATEMENTS FOR 1998 AND SUBSEQUENT YEARS

ARMONK, New York – March 8, 2005 – MBIA Inc. (NYSE: MBI) announced today that it has decided to restate its financial statements for 1998 and subsequent years. The restatement is being made to correct the accounting treatment for two reinsurance agreements that MBIA entered into in 1998 with Converium Re (previously known as Zurich Reinsurance North America). The restatement will not have a material effect on MBIA’s financial position, and MBIA does not expect the restatement to have any effect on its ratings or on the Triple-A ratings of MBIA Insurance Corporation.

As a result of this restatement, MBIA’s financial results for 1998 will reflect a third quarter incurred loss of $70 million related to $265 million of bonds insured by MBIA that were issued by Allegheny Health, Education and Research Foundation (AHERF). The after-tax loss will be approximately $47 million, resulting in net income for the year of approximately $386 million, or $2.57 per share, down 11% from $433 million or $2.88 per share as originally reported.

MBIA estimates that its earnings will be reduced by approximately $6 million (or four cents per share) in 1999, $4 million (or 3 cents per share) in 2000, $3 million (or two cents per share) in 2001 and will have a de minimis effect in 2002. MBIA estimates that its earnings will increase by approximately $2 million (or one cent per share) in 2003 and $4 million (or three cents per share) in 2004. The Company expects to finalize these estimates and file its 2004 audited financial statements in its 10K by the March 16 deadline. The restatement could result in a delay in this filing.

The two reinsurance agreements with Converium consisted of an excess of loss agreement and a quota share agreement. Under the excess of loss reinsurance agreement, Converium reimbursed MBIA for $70 million of the $170 million loss experienced by MBIA in the third quarter of 1998 on

March 9, 2005

the $265 million of MBIA-insured bonds issued by AHERF, which was recorded as an offset to the loss. Under the reinsurance agreement, MBIA agreed to cede to Converium on a quota share basis new business written with an aggregate of $101 million in net ceded premiums over a six-year period ending October 1, 2004, which was accounted for in the same manner as other quota share treaties.

Under separate agreements to which MBIA was not a party, Converium reinsured the risk that it assumed from MBIA under the quota share agreement for losses in excess of $13 million to AXA Re Finance S.A. (ARF), a subsidiary of AXA Re S.A. ARF contended that, in connection with its agreement to assume this risk from Converium, there was an oral agreement with MBIA under which MBIA would replace ARF as a reinsurer to Converium by no later than October 2005.

In October 2004, MBIA management recommended that the Audit Committee of the Board of Directors undertake an investigation of the AHERF reinsurance arrangement, including whether such an oral agreement existed between MBIA and ARF. The Audit Committee retained outside counsel and initiated an investigation in October 2004. The outside counsel’s investigation has been substantially completed. While the investigation has not conclusively determined whether an oral agreement in fact existed, MBIA has been advised, however, that it appears likely that such an agreement or understanding with ARF was made in 1998.

In light of this additional information, MBIA has decided to correct its accounting for the agreements and restate its 1998 and subsequent financial statements with respect to the Converium excess of loss agreement and the quota share agreement. MBIA now believes that the appropriate accounting treatment for the excess of loss and quota share reinsurance agreements with Converium is to record the $70 million paid by Converium under the excess of loss agreement as a deposit and to record the subsequent premium cessions under the quota share agreement as a repayment of the deposit with imputed interest.

As previously disclosed, in November 2004 MBIA received subpoenas from the Securities and Exchange Commission (SEC) and the New York Attorney’s General Office (NYAG) related to non-traditional reinsurance arrangements, including the AHERF reinsurance transaction. The company is cooperating fully with the SEC and the NYAG in their investigations.

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In addition to the agreements with Converium related to AHERF, MBIA had agreements with two other reinsurers, ARF and Munich Re, under which those reinsurers reimbursed MBIA for $100 million of AHERF losses incurred by MBIA. MBIA also separately entered into quota share reinsurance agreements with these reinsurers under which it agreed to cede on a quota share basis new business written with an aggregate of $97 million in adjusted gross premiums to ARF and $98 million in adjusted gross premiums to Munich Re over a six-year period ending October 1, 2004. These reinsurers assumed new risk on a pro rata basis in exchange for these premiums. MBIA continues to believe that its accounting for the excess of loss and quota share agreements with ARF and Munich Re is appropriate.

In the fourth quarter of 2004, MBIA assumed from ARF the previously ceded policies that ARF had assumed directly from MBIA under its quota share agreement with MBIA and also reinsured ARF for substantially all of the business that ARF assumed from Converium under the Converium quota share agreement.

MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA’s innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.’s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody’s Investors Service, Standard & Poor’s Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. MBIA has offices in London, Madrid, Milan, New York, San Francisco, Singapore, Sydney and Tokyo. Please visit MBIA’s Web site at http://www.mbia.com.